                                                                     Exhibit 2.2


                            STOCK PURCHASE AGREEMENT

                          dated as of November 30, 2000

                                      among

                       GLACIER DISTRIBUTION COMPANY, INC.

                              JACKSON MILES SMITH,

                                       and

                                SUSAN LYNN SMITH

                                TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                      No.
                                                                                                                      ---
1.   Definitions.................................................................................................      1
2.   Purchase and Sale of Company Shares.........................................................................      4
   (a)    Basic Transaction......................................................................................      4
   (b)    Purchase Price.........................................................................................      4
   (c)    Payment................................................................................................      4
   (d)    Purchase Price Adjustments; Process....................................................................      5
   (e)    The Closing............................................................................................      6
   (f)    Deliveries at the Closing..............................................................................      6
3.   Representations and Warranties Concerning the Transaction...................................................      6
   (a)    Representations and Warranties of the Sellers..........................................................      6
   (b)    Representations and Warranties of the Buyer............................................................      8
4.   Representations and Warranties Concerning the Company.......................................................      9
   (a)    Organization, Qualification, and Corporate Power.......................................................      9
   (b)    Capitalization.........................................................................................      9
   (c)    Noncontravention.......................................................................................      9
   (d)    Brokers' Fees..........................................................................................     10
   (e)    Title to Assets........................................................................................     10
   (f)    Subsidiaries...........................................................................................     10
   (g)    Financial Statements...................................................................................     10
   (h)    Events Subsequent to Most Recent Fiscal Year End.......................................................     10
   (i)    Undisclosed Liabilities................................................................................     12
   (j)    Legal Compliance.......................................................................................     12
   (k)    Tax Matters............................................................................................     12
   (l)    Real Property..........................................................................................     13
   (m)    Intellectual Property..................................................................................     13
   (n)    Tangible Assets........................................................................................     14
   (o)    Inventory..............................................................................................     14
   (p)    Contracts..............................................................................................     14
   (q)    Notes and Accounts Receivable..........................................................................     15
   (r)    Powers of Attorney.....................................................................................     16
   (s)    Insurance..............................................................................................     16
   (t)    Litigation.............................................................................................     16
   (u)    Product Warranty.......................................................................................     17
   (v)    Product Liability......................................................................................     17
   (w)    Employees..............................................................................................     17
   (x)    Employee Benefits......................................................................................     17
   (y)    Guaranties.............................................................................................     17
   (z)    Environmental, Health, and Safety Matters..............................................................     17
   (aa)   Certain Business Relationships with the Company........................................................     18
   (bb)   Disclosure.............................................................................................     18
5.   Pre-Closing Covenants.......................................................................................     18


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

   (a)    General................................................................................................     18
   (b)    Operation of Business..................................................................................     19
   (c)    Preservation of Business...............................................................................     19
   (d)    Full Access............................................................................................     19
   (e)    Notice of Developments.................................................................................     19
   (f)    Exclusivity............................................................................................     19
   (g)    Debt Repayment.........................................................................................     19
   (h)    Refinancing of SBA Loan................................................................................     19
6.   Post-Closing Covenants......................................................................................     20
   (a)    General................................................................................................     20
   (b)    Litigation Support.....................................................................................     20
   (c)    Transition.............................................................................................     20
   (d)    Confidentiality........................................................................................     20
   (e)    Covenant Not to Compete................................................................................     21
   (f)    Consulting Relationship................................................................................     21
   (g)    Promissory Notes.......................................................................................     21
   (h)    Collection of Accounts Receivable; Reassignment to Sellers.............................................     22
   (i)    Lapsed Customer Credits................................................................................     22
   (j)    Change of Company Name.................................................................................     23
7.   Conditions to Obligation to Close...........................................................................     23
   (a)    Conditions to Obligation of the Buyer..................................................................     23
   (b)    Conditions to Obligation of the Sellers................................................................     24
8.   Remedies for Breaches of This Agreement.....................................................................     25
   (a)    Survival of Representations and Warranties.............................................................     25
   (b)    Indemnification Provisions for Benefit of the Buyer....................................................     25
   (c)    Indemnification Provisions for Benefit of the Sellers..................................................     25
   (d)    Matters Involving Third Parties........................................................................     26
   (e)    Recoupment Under Offset Note...........................................................................     27
   (f)    Other Indemnification Provisions.......................................................................     28
9.   Tax Matters.................................................................................................     28
   (a)    Tax Periods Ending on or Before the Closing Date.......................................................     28
   (b)    Tax Periods Beginning Before and Ending After the Closing Date.........................................     28
   (c)    Cooperation on Tax Matters.............................................................................     29
10.     Termination..............................................................................................     30
   (a)    Termination of Agreement...............................................................................     30
   (b)    Effect of Termination..................................................................................     30
11.     Miscellaneous............................................................................................     31
   (a)    Nature of Certain Obligations..........................................................................     31
   (b)    Press Releases and Public Announcements................................................................     31
   (c)    No Third-Party Beneficiaries...........................................................................     31
   (d)    Entire Agreement.......................................................................................     31
   (e)    Succession and Assignment..............................................................................     31
   (f)    Counterparts; Execution................................................................................     31
   (g)    Headings...............................................................................................     32
   (h)    Notices................................................................................................     32
   (i)    Governing Law..........................................................................................     32


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
   (j)    Amendments and Waivers.................................................................................     32
   (k)    Severability...........................................................................................     33
   (l)    Expenses...............................................................................................     33
   (m)    Construction...........................................................................................     33
   (n)    Incorporation of Exhibits and Schedules................................................................     33
   (o)    Specific Performance...................................................................................     33
   (p)    Submission to Jurisdiction.............................................................................     33

Exhibit A-1       Form of Buyer Note
Exhibit A-2       Form of Offset Note
Exhibit B-1       Form of Security Agreement
Exhibit B-2       Form of Financing Statement
Exhibit B-3       Form of Pledge Agreement
Exhibit C         Historical Financial Statements
Exhibit D         Form of Noncompetition Agreement
Exhibit E         Form of Consulting Agreement
Exhibit F         Form of Amendment No. 2 to Lease

Sellers' Disclosure Schedule
Buyer's Disclosure Schedule
Company Disclosure Schedule

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is entered into as of November 30, 2000, by and among Glacier Distribution Company, Inc., a Colorado corporation (the "Buyer"), Jackson Miles Smith, an individual, and Susan Lynn Smith, an individual (Jackson Miles Smith and Susan Lynn Smith are collectively referred to as the "Sellers"). Buyer and Sellers are referred to collectively herein as the "Parties."

                                   WITNESSETH:

         A. Sellers own all of the issued and outstanding capital stock of the Miles Smith Family Corp., d/b/a Cal Fresh Produce, a California corporation (the "Company").

         B. This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the issued and outstanding capital stock of the Company in return for the consideration described herein.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.       DEFINITIONS.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Actual Knowledge" means actual knowledge without any actual or implied investigation.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Note" has the meaning set forth in Section 2(c) below.

         "Buyer's Disclosure Schedule" has the meaning set forth in Section 3(b) below.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface above.

         "Company Disclosure Schedule" has the meaning set forth in Section 4 below.

         "Company Share" means any share of the Common Stock, no par value, of the Company.

         "Confidential Information" means any information concerning the business and affairs of the Company that is not already generally available to the public.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statement" has the meaning set forth in Section 4(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and


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

supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments regarding the foregoing (in whatever form or medium).

         "Knowledge" means knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

         "Net Worth" has the meaning set forth in Section 2(d) below.

         "Notes" means, collectively, the Buyer Note and the Offset Note.

         "Notice" has the meaning set forth in Section 2(d) below.

         "Offset Note" has the meaning set forth in Section 2(b) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Preliminary Balance Sheet" has the meaning set forth in Section 2(d) below.

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other


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

security interest, other than (a) mechanic's, materialmen's, and similar liens,
(b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller's Disclosure Schedule" has the meaning set forth in Section 3(a) below.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Accounting Firm" has the meaning set forth in Section 2(d) below.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         2.       PURCHASE AND SALE OF COMPANY SHARES.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Buyer, all of his Company Shares for the consideration specified below in this Section 2.

         (b) Purchase Price. The Purchase Price for the Company Shares shall be $4,575,000 subject to upward or downward adjustment as provided herein (the "Purchase Price"). The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Company Shares as set forth in
Section 4(b) of the Company Disclosure Schedule.

         (c) Payment.  The Purchase Price shall be paid as follows:

                  (i) $1,575,000 shall be delivered to Sellers at the Closing by wire transfer of immediately available funds to the bank accounts designated by Sellers;

                  (ii) $2,300,000 shall be delivered to Sellers at the Closing in the form of a


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

         promissory note in substantially the form attached hereto as Exhibit A-1 (the "Buyer Note") issued by Buyer, bearing interest at a rate of 9.0% per annum, payable, principal and interest, in sixty (60) equal monthly installments; the Buyer Note will be secured by a first lien on all of the assets of Company pursuant to a Security Agreement in substantially the form attached as Exhibit B-1 (the "Security Agreement"), to be perfected by the filing of a UCC-1 Financing Statement in the form attached as Exhibit B-2 (the "Financing Statement") and by a pledge of the stock of the Company pursuant to a Pledge Agreement in the form attached as Exhibit B-3 (the "Pledge Agreement");

                  (iii) $400,000 shall be delivered to Sellers at the Closing in the form of a promissory note in substantially the form attached hereto as Exhibit A-2 (the "Offset Note") issued by Buyer, bearing interest at a rate of 9.0% per annum, payable, interest only for the first twenty-four (24) months following the Closing Date, and thereafter, payable principal and interest, in thirty-six (36) equal monthly installments; the Offset Note will be secured by a first lien on all of the assets of the Company pursuant to the Security Agreement, to be perfected by the filing of the Financing Statement and by a pledge of the stock of the Company pursuant to the Pledge Agreement; and

                  (iv) $300,000 shall be delivered to Sellers in the form of the forgiveness by Buyer and Company concurrent with the Closing, of notes receivable from Sellers in the outstanding principal amount of $300,000.

         (d)      Purchase Price Adjustments; Process.

                  (i) Post-Closing Adjustments. The Parties acknowledge and agree that the Purchase Price will be subject to adjustment, upward or downward, on the Closing Date in an amount equal to the difference between one million dollars ($1,000,000) and the net worth of the Company as of the Closing Date (the "Net Worth Adjustment"), determined on the basis of a preliminary balance sheet of the Company to be delivered by Sellers to Buyer within 15 days after the Closing Date (the "Preliminary Balance Sheet"). The Parties agree that the actual Net Worth shall be increased by $75,000 to account for certain Company tax liabilities assumed by Buyer. Buyer will have a reasonable amount of time after receipt of the Preliminary Balance Sheet (not to exceed sixty (60) days) to verify the accuracy of the Preliminary Balance Sheet and adjustments may be made based upon such calculations. Buyer shall deliver to Sellers a statement setting forth in reasonable detail the circumstances giving rise to the proposed adjustments, together with the calculation of such adjustments (the "Adjustment Notice"). Any adjustments to the purchase price will be reflected in an increase or decrease in the principal amount due under the Buyer Note. For purposes of such calculations, "Net Worth" shall mean, as of a given date, the total assets minus the total liabilities of the Company, all as determined in accordance with GAAP applied on a consistent basis. The Parties acknowledge and agree that the Net Worth for the Company as of June 30, 2000 is $622,919, as determined on the basis of the audited Company financial statements prepared by Buyer's independent accountants.

                  (ii) Objection Process. If Sellers do not agree with the Net Worth Adjustment


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

         as set forth in the Adjustment Notice, Sellers shall notify Buyer in writing within thirty (30) days of receipt by Sellers of the Adjustment Notice, setting forth in specific detail the basis for the objection and its proposal for any adjustments to the Net Worth Adjustment (the "Objection Notice"). Buyer and Sellers shall use their reasonable best efforts to reach agreement as to any such proposed adjustment or that no such adjustment is necessary. If agreement is reached as to all proposed adjustments, the Parties shall make such adjustments and the Net Worth Adjustment shall be based thereon. If Buyer and Sellers are unable to reach agreement within ninety (90) days after Buyer's receipt of the Objection Notice, then Ueltzen & Company LLP or such other accounting firm as agreed upon by Buyer and Sellers (the "Third Party Accounting Firm") shall be engaged to review the proposed adjustments as to which agreement has not been reached and shall make a determination as to the resolution of the proposed adjustments to cause the Net Worth Adjustment to have been properly prepared in accordance with the position taken by Buyer or Sellers or a compromise of such positions. The determination of the Third Party Accounting Firm shall be final, conclusive and binding upon Buyer and Sellers with respect to the Net Worth Adjustment. If the Net Worth Adjustment results in reduction or increase in the principal amount of the Buyer Note, as the case may be, the Buyer Note shall be amended accordingly. If no Net Worth Adjustment is necessary, Buyer shall acknowledge such fact in writing to Sellers. Buyer and Sellers shall share equally the costs of the Third Party Accounting Firm hereunder.

         (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jacobs Chase Frick Kleinkopf & Kelley LLC in Denver, Colorado, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"). The Parties shall use their best efforts to cause the Closing to occur on November 30, 2000, and in no event shall the Closing Date be later than December 15, 2000, unless mutually agreed in writing by the Parties. The Parties need not be physically present at the Closing.

         (f) Deliveries at the Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in
Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below,
(iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2(c) above (as adjusted pursuant to Section 2(d) above).

         3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or herself, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the "Sellers' Disclosure Schedule").

                  (i) Authorization of Transaction. Each of the Sellers has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers are subject or, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Sellers are a party or by which Sellers are bound or to which any of the Sellers' assets are subject.

                  (iii) Brokers' Fees. Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

                  (iv) Investment. Sellers (A) understand that the Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) are acquiring the Notes solely for their own account for investment purposes, and not with a view to the distribution thereof, (C) are sophisticated investors with knowledge and experience in business and financial matters, (D) have received certain information concerning the Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Notes, (E) are able to bear the economic risk and lack of liquidity inherent in holding the Notes for an indefinite period of time, (F) are Accredited Investors for the reasons set forth on the Sellers' Disclosure Schedule, and (G) are NOT subject to the backup withholding provisions of Section 3406(a)(i)(C) of the Internal Revenue Code.

                  (v) Company Shares. Each of the Sellers holds of record and owns beneficially the number of Company Shares set forth next to his name in Section 4(b) of the Company Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, claims, and demands. Neither of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Neither of the Sellers is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

         (b) Representations and Warranties of the Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in the disclosure schedule delivered by Buyer to Sellers on the date hereof (the "Buyer's Disclosure Schedule").

                  (i) Organization of the Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (ii) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

                  (v) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. The Sellers represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the "Company Disclosure Schedule"). Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Company Disclosure
Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and, to the best of Sellers' Actual Knowledge, is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and, to the best of Sellers' Actual Knowledge, all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Company Disclosure Schedule lists the directors and officers of the Company. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

         (b) Capitalization. The entire authorized capital stock of the Company consists of 50,000 Company Shares, of which 15,000 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Company Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (f) Subsidiaries. The Company does not have any subsidiaries or affiliated entities.

         (g) Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended June 30, 1998, 1999 and 2000 (the latter shall be referred to as the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six-months ended June 30, 2000 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

         (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                  (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $2,500 or outside the Ordinary Course of Business;

                  (iii) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $2,500 to which the Company is a party or by which it is bound;

                  (iv) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $2,500 or outside the Ordinary Course of Business;

                  (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $2,500 or outside the Ordinary Course of Business;

                  (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $2,500 singly or $20,000 in the aggregate;

                  (viii) the Company has not delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

                  (ix) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $2,500 or outside the Ordinary Course of Business;

                  (x) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) there has been no change made or authorized in the charter or bylaws of the Company;

                  (xii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xv) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvii) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

                  (xix) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xx) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                  (xxii) the Company has not committed to any of the foregoing.

         (i) Undisclosed Liabilities. The Company does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (j) Legal Compliance. To the best of Sellers' Actual Knowledge, the Company, and its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (k)      Tax Matters.

                  (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (l)      Real Property.

                  (i) Section 4(l)(i) of the Company Disclosure Schedule lists and describes briefly all real property that the Company owns. With respect to each such parcel of owned real property:

                  (ii) the Company has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title of the property subject thereto;

                  (iii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                  (iv) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                  (v) Section 4(l)(ii) of the Company Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of the Company Disclosure Schedule (as amended to date). To the Knowledge of any of the Sellers, each lease and sublease listed in Section 4(l)(ii) of the Company Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of the Company.

         (m)      Intellectual Property.

                  (i) To the best of Sellers' Actual Knowledge, the Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual

         Property necessary or desirable for the operation of the business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) To the best of Sellers' Actual Knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

         (n) Tangible Assets. To the best of Sellers' Actual Knowledge, the Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. To the best of Sellers' Actual Knowledge, each such tangible asset has been maintained in accordance with normal industry practice, and is suitable for the purposes for which it presently is used. Except for express representations and warranties set forth in this Agreement, Sellers make no other representations or warranties, express or implied, with respect to the tangible assets of the Company.

         (o) Inventory. To the best of Sellers' Actual Knowledge, the inventory of the Company consists of raw goods, materials and supplies, manufactured and purchased goods, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective (subject to normal spoilage as customary in Company's industry), subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         (p) Contracts. Section 4(p) of the Company Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company, or involve consideration in excess of $5,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $2,500 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement with any of the Sellers and their Affiliates (other than the Company);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

The Sellers have delivered to Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Company Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are, to the best of Sellers' Actual Knowledge, current and collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         (s) Insurance. Section 4(s) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is, or during the past 4 years, has been, a party, a named insured, or otherwise the beneficiary of coverage:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage; and

                  (iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount of coverage.

With respect to each such insurance policy, to the best of Sellers' Actual
Knowledge: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.
Section 4(s) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company.

         (t) Litigation. Section 4(t) of the Company Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Company Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. None of Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Company have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

         (u) Product Warranty. To the best of Sellers' Actual Knowledge, each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

         (v) Product Liability. To the best of Sellers' Actual Knowledge, the Company does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

         (w) Employees. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         (x) Employee Benefits. Each employee compensation arrangement (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws, rules and regulations.

         (y) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (z)      Environmental, Health, and Safety Matters.

                  (i) To the best of Sellers' Actual Knowledge, the Company, and its predecessors and Affiliates, has complied and is in compliance with all Environmental, Health, and Safety Requirements.

                  (ii) Neither the Company, nor its predecessors or Affiliates, has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under the Environmental, Health, and Safety Requirements.

                  (iii) To the best of Sellers' Actual Knowledge, none of the following exists at any property or facility owned or operated by the
         Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (iv) To the best of Sellers' Actual Knowledge, none of the Company, or its respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental, Health, and Safety Requirements.

                  (v) To the best of Sellers' Actual Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, or any of its predecessors or Affiliates, will prevent, hinder or limit continued compliance with any of the Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to the Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to the Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         (aa) Certain Business Relationships with the Company. Other than employment relationships, none of the Sellers or their Affiliates has been involved in any business arrangement or relationship with the Company within the past 12 months, and none of the Sellers and their Affiliates own any asset, tangible or intangible, which is used in the business of the Company.

         (bb) Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including obtaining all required consents and satisfaction of the closing conditions set forth in Section 7 below).

         (b) Operation of Business. Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (other than bonuses or distributions paid from net profits resulting from increased sales to Safeway Inc. during October and November, 2000) or redeem, purchase, or otherwise acquire any of its capital stock, or otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

         (c) Preservation of Business. Sellers will cause the Company to keep its business and properties intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (d) Full Access. Each of the Sellers will permit, and the Sellers will cause the Company to permit, representatives of the Buyer to have full access at times approved by Jackson Miles Smith, which approval shall not be unreasonably withheld, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, customers and documents of or pertaining to the Company.

         (e) Notice of Developments. Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Sellers' Disclosure Schedule, the Buyer's Disclosure Schedule, or the Company Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (f) Exclusivity. Prior to January 31, 2001, Sellers will not (and Sellers will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Company Shares in favor of any such acquisition. The Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (g) Debt Repayment. Each of the Sellers shall pay in full all indebtedness such Seller may owe to the Company, except such indebtedness as is being forgiven by Buyer pursuant to the terms and conditions of Section 2(c)(iv) hereof.

         (h) Refinancing of SBA Loan. Sellers shall use their best efforts to refinance, on or before January 15, 2001, and in no event later than January 31, 2001, the SBA Loan to Sellers from Heller First Capital Corp., which loan is secured by a guaranty from the Company (the "SBA Guaranty"), and in connection with such refinancing shall obtain a full and complete release of such guaranty. Each of the Sellers agrees, jointly and severally, to indemnify the Buyer from and against the entirety of any Adverse Consequences Buyer or Company may suffer after the Closing Date as a result of the existence of the SBA Guaranty, including without limitation, any payments Buyer or Company may be required to make pursuant to such Guaranty.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

         (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the business of the Company to the Buyer from and after the Closing.

         (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential

Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         (e) Covenant Not to Compete. For a period of five years from and after the Closing Date, none of the Sellers will engage directly or indirectly in the fresh or frozen produce distribution business in any geographic area in which the Company conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of a continuing default by Buyer in its payment obligations under either the Buyer Note or the Offset Note, which default remains uncured for more than sixty (60) days, the covenant set forth in this Section 6(e) shall lapse and be of no further force or effect; provided, however, that an offset by Buyer against payments under the Offset Note shall not be considered a payment default until sixty (60) days after completion of any proceeding under Section 8(e) of this Agreement contesting Buyer's right to offset against such payments, with a finding against Buyer.

         (f) Consulting Relationship. Jackson Miles Smith will enter into a six
(6) month consulting relationship with the Company for no additional compensation. During the term of the consulting relationship, to the extent permitted by the applicable benefit plan, Mr. Smith will receive benefits comparable to those made available to the Company's executive level employees.

         (g)      Promissory Notes.

                  (i) The Buyer Note and the Offset Note will be imprinted with a legend substantially in the following form:

                  This Note has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. This Note may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to this Note under said act and applicable state securities laws or an opinion of counsel reasonably satisfactory to Glacier Distribution Company, Inc. (the "Issuer"), or other evidence satisfactory to Issuer in its reasonable judgment, that such registration is not required.

                  (ii) The Offset Note shall also be imprinted with a legend substantially in the following form:

                  The payment of principal and interest on this Note is subject to certain recoupment provisions set forth in a Stock Purchase Agreement dated as of November 30, 2000 (the "Purchase Agreement") among the Issuer, the person to whom this Note originally was issued, and certain other persons.

         (h) Collection of Accounts Receivable; Reassignment to Sellers. With respect to notes and accounts receivable of the Company as of the Closing Date:

                  (i) Within 15 days after the Closing Date, Sellers shall, with the cooperation of the Company, prepare and deliver to Buyer a schedule (the "Receivables Schedule") of notes and accounts receivable of the Company as of the Closing Date (the "Closing Date Receivables"). The Receivables Schedule shall detail each obligor's name and an aging of the amounts owed to the Company by each such obligor. The Receivables Schedule shall also state the reserve for bad debts determined in accordance with the past custom and practice of the Company (the "Reserve").

                  (ii) After the Closing, Buyer shall use its reasonable best efforts to collect all amounts reflected on the Receivables Schedule. Amounts collected by Buyer shall be applied on first-in-first-out basis to the account of the applicable obligor, and shall be applied first to any accrued interest or penalties, and thereafter to the balance of the applicable account.

                  (iii) Sellers agree that the balance of any amount reflected on the Receivables Schedule (net of the Reserve) that is not collected within 150 days after the Closing Date shall be assigned to Sellers, and that the principal amount of the Offset Note shall be reduced by the balance so assigned to Sellers.

                  (iv) If the amount of Closing Date Receivables collected during the 150 day period following the Closing Date exceeds the balance of Closing Date Receivables less the Reserve, the principal amount of the Offset Note shall be increased by the amount of such excess.

         (i)      Lapsed Customer Credits.

                  (i) Within 15 days after the Closing Date, Sellers shall, with the cooperation of the Company, prepare and deliver to Buyer a schedule (the "Customer Credit Schedule") of customer credits owed by the Company as of the Closing Date (the "Closing Date Credits"). The Customer Credit Schedule shall detail each customer's name and the credit due each customer, together with the date such credits lapse.

                  (ii) The Buyer Note shall be increased on the 150th day following the Closing Date by the aggregate amount of Closing Date Credits that lapse during the preceding 150 day period.

         (j) Change of Company Name. Within 30 days after the Closing Date, Buyer shall change the name of the Company to discontinue using the name "Miles Smith" in the name of the Company.

         7.       CONDITIONS TO OBLIGATION TO CLOSE.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) Sellers and the Company shall have procured all third party consents, authorizations, approvals and releases, if any, necessary to consummate the transactions contemplated by this Agreement;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                  (vi) Sellers shall have entered into covenants not to compete in substantially the form as set forth in Exhibit D attached hereto and the same shall be in full force and effect;

                  (vii) Jackson Miles Smith shall have entered into a consulting agreement in substantially the form as set forth in Exhibit E attached hereto and the same shall be in full force and effect;

                  (viii) Buyer shall have received from counsel to the Sellers an opinion in form and substance reasonably acceptable to Buyer and its counsel, addressed to Buyer, and dated as of the Closing Date;

                  (ix) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

                  (x) Sellers shall have executed and delivered Amendment No. 2 to Lease, in substantially the form of Exhibit F hereto; and

                  (xi) all actions to be taken by Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing. Upon Closing of the transactions contemplated by this Agreement, all conditions specified in this Section 7(a) shall be deemed satisfied or to have been waived by Buyer.

         (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                  (v) the Sellers shall have received from counsel to the Buyer an opinion in form and substance reasonably acceptable to Sellers and their counsel, addressed to Sellers, and dated as of the Closing Date; and

                  (vi) Buyer shall have caused Company to execute and deliver Amendment No. 2 to Lease, in substantially the form of Exhibit F hereto;

                  (vi) all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing. Upon Closing of the transactions contemplated by this Agreement, all conditions specified in this Section 7(b) shall be deemed satisfied or to have been waived by Sellers.

         8.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter; provided, however, that the representations and warranties of Sellers set forth in Section 4(k) shall continue in full force and effect for the period of the applicable statutes of limitations with respect to the matters contained in such Section.

         (b) Indemnification Provisions for Benefit of the Buyer. In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, or covenants contained herein, and, provided that the Buyer makes a written claim for indemnification against any of the Sellers within the survival period, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Sellers further agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer at any time after the Closing Date as a result of the use by the Company of the name "Cal Fresh Produce" during any period of time prior to the Closing Date.

         (c) Indemnification Provisions for Benefit of the Sellers. In the event
(i) the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, or covenants contained herein, and, provided that any of the Sellers makes a written claim for indemnification against the Buyer within the survival period, or (ii) the Sellers or either of them suffers Adverse Consequences after the Closing Date resulting from acts or omissions of the Company after the Closing Date, then in either such event, the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences such Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences such Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         (d)      Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

                  (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

         (e)      Recoupment Under Offset Note

                  (i) The Buyer shall have the option, pursuant to the procedures set forth in the following subparagraphs, of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section
         8) by notifying the Sellers that the Buyer is reducing the principal amount outstanding under the Offset Note.

                  (ii) Prior to any recoupment by Buyer against the Offset Note, Buyer shall provide a written notice to Sellers specifying in reasonable detail the circumstances giving rise to the Adverse Consequences for which Buyer is seeking recoupment. If Sellers do not agree with the proposed recoupment by Buyer, Sellers shall so notify Buyer in writing within thirty (30) days after receipt of Buyer's notice, setting forth in reasonable detail the basis for the objection. Buyer and Sellers shall use their reasonable best efforts to reach agreement as to any such proposed recoupment. If agreement is reached, the Buyer may offset the agreed upon amount against the principal balance of the Offset Note.

                  (iii) If Buyer and Sellers are unable to reach agreement within thirty (30) days after receipt by Buyer of Sellers' objection notice, then such dispute shall be resolved exclusively by arbitration in Sacramento, California, in accordance with the applicable rules of the American Arbitration Association. The Parties shall agree upon the arbitrator within ten (10) days after expiration of the thirty-day period set forth in the preceding sentence, and if no such agreement is reached, within ten days thereafter, Sellers shall appoint one arbitrator, and Buyer shall appoint one arbitrator; the two arbitrators so appointed shall appoint a third arbitrator. The Parties shall use their best efforts to conclude such arbitration proceeding within 45 days following appointment of the arbitrator(s). The fees of the arbitrator(s) and other costs incurred by the Parties in connection with such arbitration shall be paid by the unsuccessful party in such arbitration. The decision of the arbitrator(s) shall be final and binding upon both Parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.

                  (iv) Any permitted recoupment by Buyer against the Offset Note shall affect the timing and amount of payments required under the Offset Note in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder.

                  (v) Buyer shall continue to make scheduled payments of principal and interest on the portions of the principal balance of the Offset Note which is not the subject of any dispute pursuant to this
         Section 8(e).

         (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Company or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity prior to the Closing Date as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

         (a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall reimburse Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet.

         (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

         (c)      Cooperation on Tax Matters.

                  (i) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

                  (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         10.      TERMINATION.

         (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                  (i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Buyer may terminate this Agreement by giving written notice to the Sellers on or before the 45th day following the date of this Agreement (or if such day falls on a Saturday, Sunday or legal holiday, the next business day thereafter) if the Buyer is, in its sole and absolute discretion, not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the finances and operations of the Company;

                  (iii) Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of fifteen days after the notice of breach or
         (B) if the Closing shall not have occurred on or before January 31, 2001, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen days after the notice of breach or
         (B) if the Closing shall not have occurred on or before January 31, 2001, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).



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


         11.      MISCELLANEOUS.

         (a)      Nature of Certain Obligations.

                  (i) The covenants of each of the Sellers in Section 2(a) above concerning the sale of his Company Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                  (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in
         Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that any Buyer shall be permitted to disclose such matters as are required by applicable law in connection with the preparation and filing of any registration statement under the Securities Act of 1933, as amended, and provided further, that any Party may make any public disclosure it believes in good faith is required by applicable law.

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Parties shall be entitled to rely on delivery by facsimile machine of an executed copy of this Agreement and acceptance of such facsimile signatures shall be equally effective to create a valid and binding agreement between the Parties in accordance with the terms hereof.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:


If to Sellers:                                      With a copy to:

8044 Indian Creek Drive                             John C. Lassner, Esq.
Orangeville, California  95662                      2180 Harvard Street, Suite 200
Facsimile: (916) 727-1917                           Sacramento, California 95815
                                                    Facsimile:  (916) 924-6255

If to Buyer:                                        With a copy to:

Glacier Distribution Company, Inc.                  Jacobs Chase Frick Kleinkopf & Kelley LLC
1050 17th Street, Suite 195                         1050 17th Street, Suite 1500
Denver, Colorado  80265                             Denver, Colorado 80265
Attn:  Joe A. Oblas                                 Attn:  Gregory A. Piel, Esq.
Facsimile:  (720) 946-0770                          Facsimile: (303) 685-4869


Or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Company has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (m) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. All references herein to the masculine gender are deemed to include the feminine gender.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

         (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Sacramento, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                       BUYER:

                                       GLACIER DISTRIBUTION COMPANY, INC.


                                       By:  /s/ Joe A. Oblas
                                            ----------------------------------
                                       Name:    Joe A. Oblas
                                       Title:   President and CEO


                                       SELLERS:

                                       /s/ Jackson Miles Smith
                                       ---------------------------------------
                                       Jackson Miles Smith


                                       /s/ Susan Lynn Smith
                                       ---------------------------------------
                                       Susan Lynn Smith



                                       35